Exhibit 99.1

ADOMANI Reports First Quarter 2018 Results

CORONA, CA / ACCESSWIRE / May 9, 2018/ ADOMANI, Inc. (NASDAQ: ADOM) today announced its results for the first quarter ended March 31, 2018:

First Quarter Fiscal 2018 and Recent Highlights

•	Named as Blue Bird Corporation’s drivetrain technology partner on $5.0 million U.S. Department of Energy electric school bus grant. Blue Bird is the leading U.S. independent designer and manufacturer of alternative-fuel school buses, with approximately 180,000 total school buses in operation today.

•	Participated in Blue Bird Type D zero-emission electric school bus pre-order ride-and-drive kick-off tours in Bellflower, Upland, Bakersfield, Fresno, Sacramento, Fremont and San Diego, California, as well as in Nevada, Arizona, Colorado, Ohio and New York.

•	Blue Bird All American, Type D electric school buses “Powered by ADOMANI” received eligibility for New York Truck Voucher Incentive Program purchase incentives of $150,000 per vehicle. New York is home to the largest school district and largest school transportation department in the United States and operates a fleet of approximately 50,000 school buses.

•	Received purchase orders since late 2017 for school buses and drivetrains representing total revenue opportunity to ADOMANI in excess of $4.5 million.

•	On January 9, 2018, completed a public offering that resulted in net proceeds to ADOMANI of approximately $9.8 million.

Jim Reynolds, President and CEO of ADOMANI, commented, “During the quarter, ADOMANI benefitted from announcing receipt of bus and drivetrain orders exceeding $4.5 million and being named as Blue Bird’s U.S. Department of Energy technology partner, which followed entering into an exclusive contract in 2017 to supply drivetrains for all zero-emission electric Type C and Type D school buses sold by Blue Bird. We have begun collaborating with Blue Bird in pre-order ride-and-drive kick-off tour events across the United States, which is one way that Blue Bird generates purchase orders for itself and its partners. Once purchase orders are converted to deliveries, ADOMANI recognizes revenue, and we expect deliveries to start taking place in mid-2018.”

Mr. Reynolds continued, “To provide some context for the market size for school buses , there are approximately 475,000 school buses transporting more than 26 million children, over half of America’s schoolchildren, each day, with a replacement market of 35,000 to 40,000 school buses annually. Furthermore, there are purchase incentives available for electric school buses in California, New York, Michigan, Illinois, Ohio and many other states. I believe that ADOMANI is well positioned to capitalize on this market opportunity in 2018 and for years to come.”

First Quarter 2018 Financial Results

Sales for the first quarter of 2018 were $464,000. Cost of sales was $479,000, which includes a $15,000 inventory valuation allowance. There were no sales or cost of sales in the same period in 2017.

General and administrative expenses in the first quarter of 2018 were $3.9 million compared to $1.3 million in the first quarter of 2017. A $2.4 million increase in non-cash stock-based compensation expense was the primary driver of the increase in the current year period. Increases in payroll-related expenses and legal and professional fees in the first quarter of 2018 accounted for most of the remaining increase.

Consulting expenses increased to $47,000 in the first quarter of 2018 compared to $19,000 in the first quarter of 2017 due to an increase in services provided.

Research and development expenses in the first quarter of 2018 increased by $97,000 over the first quarter of 2017 to $156,000 due to expanded product development in 2018.

Total net operating expenses for the first quarter of 2018 increased by $2.7 million from approximately $1.4 million as compared to the prior year period due to the increases discussed above.

Net loss in the first quarter of 2018 was $4.1 million, of which $3.0 million related to non-cash expenses for stock-based compensation, an increase of $2.5 million as compared to ADOMANI’s net loss in the first quarter of 2017. The total non-cash expenses included in the net loss totals for the quarters ended March 31, 2018 and 2017 were $3.0 million and $692,000, respectively.

As of March 31, 2018, ADOMANI had cash, cash equivalents and short-term investments of $8.2 million and no debt, as compared to $464,000 of cash and $5.7 million of debt as of March 31, 2017.

About ADOMANI

ADOMANI, Inc. is a provider of zero-emission electric and hybrid vehicles and replacement drivetrains that is focused on reducing the total cost of vehicle ownership. ADOMANI’s drivetrain systems are designed to help fleet operators unlock the benefits of green technology and address the challenges of traditional fuel price instability and local, state and federal environmental regulatory compliance. ADOMANI designs and causes to be designed advanced zero-emission electric and hybrid drivetrain systems for integration in new school buses and medium to heavy-duty commercial fleet vehicles. For more information, visit www.ADOMANIelectric.com.

Cautionary Statement Regarding Forward-Looking Statements

Statements made in this press release that relate to future plans, events, financial results, prospects or performance are forward-looking statements as defined under the Private Securities Litigation Reform Act of 1995. While they are based on the current expectations and beliefs of management, such forward-looking statements are subject to a number of risks, uncertainties, assumptions and other factors that could cause actual results to differ materially from the expectations expressed in this press release, including the risks and uncertainties disclosed in ADOMANI's reports filed with the Securities and Exchange Commission, all of which are available online at www.sec.gov. All statements, other than statements of historical fact, are statements that could be deemed forward-looking statements, including statements containing the words “planned,” “expects,” “believes,” “strategy,” “opportunity,” “anticipates,” “outlook,” “designed,” and similar words. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. Except as required by law, ADOMANI undertakes no obligation to update or revise any forward-looking statements to reflect new information, changed circumstances or unanticipated events.

Contact Information

Investor Relations Contacts:

Michael K. Menerey, Chief Financial Officer
Telephone: (951) 407-9860 ext. 205
Email: mike.m@ADOMANIelectric.com

Kevin Kanning, VP Investor Relations
Telephone: (650) 533-7629
Email: kevin.k@ADOMANIelectric.com

James Carbonara, Hayden IR
Telephone: (646) 755-7412
Email: james@haydenir.com